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                                                                    EXHIBIT 23.1

                       [KPMG PEAT MARWICK LLP LETTERHEAD]

                         INDEPENDENT AUDITORS' CONSENT

The Board of Trustees
Cortland Savings Bank:

We consent to the inclusion in the Amended Registration Statement on Form S-1 of CNY Financial Corporation of our audit report dated March 19, 1998 on the consolidated balance sheets of Cortland Savings Bank and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, net worth and cash flows for each of the years in the three-year period ended December 31, 1997.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG Peat Marwick LLP

Syracuse, New York
August 3, 1998